UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

(Date of earliest event reported): September 8, 2010

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT:

The Registrant entered into a Purchase and Sales Agreement dated September 8, 2010 with William B. Blackmon, in his capacity as the court-appointed Receiver on behalf of the Heartland Entities and Partnerships, for the sale to the Registrant of the assets owned by the Heartland Entities and Partnerships. The sale is subject to the sale procedures to be established by the United States District Court for the Western District of Kentucky and the United States Bankruptcy Court for the Western District of Kentucky and subject to the approval of each court. Under the terms of the Agreement, if consummated, the Registrant will pay a total consideration of $4.95 million for the assets comprised of $0.45 million in cash and a “debit-credit bid” amount of $4.5 million in connection with the purchase by the Registrant of the judgment held by certain parties against the Heartland Entities and Partnerships referred therein as the Nashville Plaintiffs. Under the sales process to be conducted by the Receiver, the Registrant is the Stalking Horse Bidder and its bid is subject to being rejected by the Receiver if higher bids are received from qualified bidders. Closing of the sale is subject to approval by the courts and is anticipated on or before December 31, 2010.

ITEM 9.01	EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release

Exhibit 99.2	Purchase and Sales Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/S/ JEFFREY T. WILSON
Jeffrey T. Wilson
Title:	President

Dated: September 13, 2010